Exhibit 2.1

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AGREEMENT AND PLAN OF MERGER

Dated as of August 10, 2008

Among

JDA SOFTWARE GROUP, INC.,

ICEBERG ACQUISITION CORP.

And

I2 TECHNOLOGIES, INC.

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i

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ii

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iii

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2008 (this “Agreement”), is among JDA Software Group, Inc., a Delaware corporation (“Parent”), Iceberg Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and i2 Technologies, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.13.

WHEREAS, Parent has approved, and the respective Boards of Directors of the Company and Merger Sub have adopted, approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrent with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, executive officers, directors and a stockholder of the Company set forth on Schedule A are entering into voting undertakings in substantially the forms attached as Exhibit A (each, a “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Anticipated Closing Date”), unless another time or date, or both, are agreed to in writing by the parties hereto, provided however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, in the event that Parent determines in its sole discretion that additional time is required to arrange the Debt Financing and so notifies the Company of such in writing, the parties shall not be required to effect the Closing until the earliest of (i) any Business Day after the Anticipated Closing Date as may be specified by Parent on no less than three Business Days’ prior notice to the Company, (ii) the Outside Date, or (iii) a date no more than sixty (60) days following the

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Anticipated Closing Date, provided further that any such Closing shall be subject to the satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of DLA Piper US LLP at 1221 South Mopac Expressway, Suite 400, Austin, Texas, unless another place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit B.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be

Section 1.7 Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value

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$0.00025 per share, of the Company (“Company Common Stock”), any shares of Series B 2.5% Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series B Preferred Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock or Series B Preferred Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock and Series B Preferred Stock owned by Parent or Merger Sub (in each case, other than shares held on behalf of third parties), shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock and Series B Preferred Stock owned by any Subsidiary of the Company shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefore.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)), together with the Company Rights attached thereto or associated therewith, shall be converted into the right to receive $14.86 in cash, without interest (the “Common Stock Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock, and associated Company Rights, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Common Stock Certificate”) shall cease to have any rights with respect to such securities, except the right to receive the Common Stock Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Conversion of Series B Preferred Stock. Each issued and outstanding share of Series B Preferred Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $1,095.3679 plus all accrued and unpaid dividends thereon through the Effective Time, in cash, without interest (the “Preferred Stock Merger Consideration,” and together with the Common Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, dividends shall cease to accrue on all such shares of Series B Preferred Stock, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Series B Preferred Stock (each, a “Series B Preferred Stock Certificate” ) shall cease to have any rights with respect to such securities, except the right to receive the Preferred Stock Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

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Section 2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the filing of the Certificate of Merger, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration (the “Paying Agent”) upon surrender of the Common Stock Certificates and the Preferred Stock Certificates (collectively, the “Certificates”). Prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Sections 2.1(c) and 2.1(d) upon surrender of Certificates. Parent shall replenish the Payment Fund to the extent of any investment losses incurred through any investment made pursuant to Section 2.2(g). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(b) Payment Procedures. Promptly (but in any event within five (5) Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock or Series B Preferred Stock formerly represented by such Certificate shall have been converted pursuant to Sections 2.1(c) or 2.1(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock or Series B Preferred Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

(c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Series B Preferred Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Series B Preferred Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

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(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

(e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 270 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in U.S. government or other investment grade securities, in each case, maturing in not more than one year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

(h) Dissenting Shares. Notwithstanding Section 2.1, any shares of Company Common Stock or, in the event appraisal rights are available under the DGCL, Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares pursuant to, and has complied in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares (and, in the case of Company Common Stock, associated Company Rights) shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

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Section 2.3 Company Stock Plans.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Option, each Company Option outstanding immediately prior to the Effective Time (whether or not then vested and exercisable) shall be canceled and terminated and (except to the extent Section 3.2(a) of the Company Disclosure Schedule specifies that no payment will be made with respect to a particular Option) converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and give any notices required under the Company Stock Plans and obtain all consents that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any Options, stock appreciation rights, or other agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than the payment of Option Consideration pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Common Stock Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For purposes of clarity, any Company Option with a per-share exercise price that is greater than or equal to the per-share Common Stock Merger Consideration shall be canceled and terminated as of the Effective Time, and no payment shall be made with respect thereto or in respect thereof.

(b) Prior to the Effective Time, the Company shall take all actions necessary to cause the outstanding shares of restricted stock held under restricted stock agreements to vest in accordance with the terms of such agreements.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any RSU, each RSU outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU. Prior to the Effective Time, the Company shall take all actions necessary, including without limitation obtaining all necessary consents, to provide that each RSU outstanding immediately prior to the Effective Time (whether or not then vested) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU, free of any restriction or risk of forfeiture. Except as otherwise provided below, the RSU Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and obtain any consents from holders of RSUs that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in

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respect of any RSU until any necessary consents are obtained. For purposes of this Agreement, “RSU Consideration” means, with respect to any share of Company Common Stock issuable under a particular RSU, an amount equal to the Common Stock Merger Consideration per share of Company Common Stock.

(d) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

Section 2.4 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as shall be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or Series B Preferred Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each

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of the Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, occurrence or state of facts that (A) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (B) prevents, or materially hinders the Company from consummating the Merger or any of the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Company Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial markets, political conditions in general, or the industry in which the Company operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions, including shareholder litigation or disruption or loss of customer business or supplier or employee relationships that is directly related to or directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions; (3) any changes or effects directly arising out of or resulting from actions taken or the failure to take actions by the Company or its Subsidiaries with Parent’s express written consent or in accordance with express written instructions of Parent or as otherwise expressly required to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (4) in and of itself, any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect); (5) any stockholder class action litigation arising from allegations of breach of fiduciary duty relating to the Agreement; and (6) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first

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refusal or similar rights. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned directly or indirectly by the Company and are free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, “Liens”). The Company does not own, directly or indirectly, any capital stock, voting securities or equity securities or similar interests, or any interest convertible for an equity security or similar interest, in any Person that is not a Subsidiary of the Company.

(c) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”), in each case as amended to the date of this Agreement, and all such Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”). The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Significant Subsidiaries held since January 1, 2005.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, par value $.0001 per share, of the Company (“Company Preferred Stock”), of which (A) 2,000,000 shares have been designated as Series A junior participating preferred stock (“Series A Preferred Stock”), and (B) 150,000 have been designated as Series B Preferred Stock and (ii) 2,000,000,000 shares of Company Common Stock. At the close of business on August 7, 2008 (the “Measurement Date”), (i) 107,943 shares of Series B Preferred Stock were issued and outstanding (no other shares of Company Preferred Stock being outstanding), (ii) 21,568,485 shares of Company Common Stock were issued and outstanding (no shares of Company Common Stock were held by the Company in its treasury), (iii) 2,000,000 shares of Series A Preferred Stock were reserved for issuance upon exercise of the rights to purchase such shares (the “Company Rights”) issued pursuant to the Rights Agreement dated as of January 17, 2002, between the Company and Mellon Investor Services, LLC (the “Company Rights Agreement”), (iv) 13,707,342 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,262,622 shares of Company Common Stock were subject to outstanding Options and 800,612 shares of Company Common Stock were subject to outstanding RSUs granted under the Company Stock Plans), (v) 484,889 shares of Company Common Stock were reserved for issuance under outstanding warrants to purchase Company Common Stock issued under the Purchase Agreement dated as of November 21, 2005 (the “Warrants”), (vi) 4,436,501 shares of Company Common Stock were reserved for issuance upon conversion of the Series B Preferred Stock and (vi) 5,576,208 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 5% Senior

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Convertible Notes (the “Convertible Notes”). Of the issued and outstanding shares of Company Common Stock, 70,113 shares were, as of the Measurement Date, restricted stock granted under the restricted stock agreements listed on Section 3.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule contains a true and accurate description of the determination of the Preferred Stock Merger Consideration set forth in Section 2.1(d). No Company Common Stock or Series B Preferred Stock is held by any of the Subsidiaries of the Company. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the Measurement Date, of (a) all Options granted under the Company Stock Plans or otherwise, and, for each such Option, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof, (b) all RSUs granted under the Company Stock Plans or otherwise, and, for each such RSU, the number of shares of Company Common Stock subject thereto and (c) all Warrants and, for each such Warrant, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. All Options, RSUs and restricted stock awards have been issued pursuant to the standard forms of award agreements made available to Parent. Since the Measurement Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than (x) pursuant to the exercise of outstanding Options, (y) upon vesting of RSUs or restricted stock referred to above in this Section 3.2(a), or (z) dividends on the shares of Series B Preferred Stock paid in shares of Series B Preferred Stock as contemplated in Section 5.2(a)(iii). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) Except as referred to in Section 3.2(a), (i) none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company and (ii) there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company or to make any investment (in the form of a loan, capital contribution or otherwise).

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery

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and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and adopted, approved and declared advisable the Transactions, including this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(c) Except as set forth on Schedule 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, approval or other authorization of, or filing with or notification to any person under, materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, or accelerate the performance required by, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or any Permit, or (iv) result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permit.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock and the Series B Preferred Stock (voting on an as-converted basis), voting together as a single class, at the Company Stockholders Meeting

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or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

(e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, except for the Voting Agreements. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the NASDAQ Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2005 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement) (i) as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), (ii) as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the

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Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and (iii) none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(b) Except to the extent that financial statements contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement), at the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains (i) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (ii) internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are reasonably designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the “SOX”). All of the statements contained in such certifications were complete and correct as of the dates thereof. As of the date of the Company’s most recent Annual Report on Form 10-K, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are

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reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed on Section 3.5(c) of the Company Disclosure Schedule, the Company has not identified any significant deficiencies or material weaknesses in internal controls. The Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether known or unknown) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of March 31, 2008 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) incurred after the Balance Sheet Date in the ordinary course of business pursuant to the Contracts disclosed on the Company Disclosure Schedule, (iv) incurred after the date of this Agreement and permitted under Section 5.2 or (v) with respect to Taxes, which are the subject of Section 3.10.

Section 3.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, between the Balance Sheet Date and the date of this Agreement there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

Section 3.7 Legal Proceedings. Except with respect to Taxes, which are the subject of Section 3.10, as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority that as of the date of this Agreement, (a) has had or is reasonably likely

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to result in the payment of money in an amount in excess of $100,000 individually or $250,000 in the aggregate (b) has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment outstanding against the Company or any of its Subsidiaries that, as of the date hereof, (y) is reasonably likely to result in the payment of money in excess of $100,000 individually or $250,000 in the aggregate or (z) would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits.

(a) Except with respect to Taxes, ERISA and Environmental Laws, which are the subjects of Sections 3.10, 3.11 and 3.12, respectively, the Company and its Subsidiaries are in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of their properties or other assets or any of their businesses or operations, except for failures to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company and any of its Subsidiaries, any of their material properties or other assets or any of their business or operations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Authority related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would or would reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture, license and sale of their respective products and services (collectively, “Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits, and all such Permits are in full force and effect, except where such suspension or cancellation would not be reasonably expected to constitute a Company Material Adverse Effect.

(c) No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the Transactions, except for violations, breaches, defaults, losses or accelerations that would not be reasonably be expected to result in a Company Material Adverse Effect.

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Section 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub relating to Parent or Merger Sub and specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company in connection with the Merger will comply in all material respects with the provisions of the Exchange Act.

Section 3.10 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects, except in each case where such failures to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be complete and accurate, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All Taxes of the Company and its Subsidiaries due and owing have been timely paid (whether or not shown to be due on such Tax Returns), except (i) with respect to matters contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP and (ii) where such failure to so pay or remit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect reserves in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(d) As of the date of this Agreement, no audit or other administrative or court proceedings are pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.

(e) Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), other than the affiliated group of which the Company is the common parent.

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(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments with respect to Taxes after the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.

(i) The Company and its Subsidiaries have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and, to the extent due and payable, have paid such amounts to the appropriate taxing authority, except for such Taxes as to which the failure to pay or withhold would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries is subject to a disallowance of deduction under section 162(m) of the Code under any program, arrangement or understanding currently in effect.

(k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has agreed to, or is required to make, any adjustment under Section 481(a) of the Code and, to the Knowledge of the Company, no taxing authority has proposed in writing any such adjustment or change in accounting method.

(m) There are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

(n) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, customs duties and similar fees, assessments and charges, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report,

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claim for refund, estimate, information return or statement, election or other similar document, including any schedule or attachment thereto, and including any amendment thereof, required by Tax Law to be filed with any Governmental Authority with respect to Taxes.

Section 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, retention or change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) or any current or former consultants to the Company or any of its Subsidiaries (collectively, the “Company Plans” Section 3.11(a) of the Company Disclosure Schedule indicates each Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan,” any Company Plan that is not a Foreign Benefit Plan being called a “Domestic Benefit Plan”).

(b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) for the most recent two years, Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions (together with any summary or summaries of modifications thereto); (v) written descriptions of all non-written material agreements relating to the Company Plans and (vi) all material correspondence to or from any governmental Authority within the last three years.

(c) The Domestic Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Domestic Benefit Plans has engaged in a material non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Domestic Benefit Plan; provided that this sentence is subject to the Knowledge of the Company to the extent that any Domestic Benefit Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.

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(d) Each Domestic Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of such Domestic Benefit Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law that, if corrected under the Employee Plans Compliance Resolution System, could reasonably be expected to give rise to a material liability.

(e) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any of Company’s ERISA Affiliates is or ever in the past was (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or (iii) a plan subject to Section 412 of the Code. The term “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(f) Except as set forth in Schedule 3.11(f) of the Company Disclosure Schedule, no Company Plan provides for the payment of any severance or retention payment (or the settlement of any award) on account of the severance of any “service provider” (within the meaning of Section 409A of the Code) such that the payment (or settlement) would be treated as deferred compensation subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to any nonqualified deferred compensation plan subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance. The exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the date the Company Option was granted.

(g) Except as would not reasonably be expected to give rise to a material liability, (i) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Domestic Benefit Plans (including workers compensation) have been made or reflected on the most recent financial statements included in the Filed Company SEC Documents and (ii) no accumulated funding deficiencies exist in any of the Domestic Benefit Plans subject to Section 412 of the Code.

(h) With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, the most recent financial statements contained in the Filed Company SEC Documents reflect reserves therefor in accordance with GAAP and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(i) There are no pending actions or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company

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Plans (other than routine benefit claims), nor to the Knowledge of the Company, has any such action or lawsuit been threatened, nor does the Company have any Knowledge of facts that could form the basis for any such action or lawsuit.

(j) None of the Domestic Benefit Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other similar law, (ii) deferred compensation benefits accrued as liabilities on the Company’s financial statements and (iii) at the expense of the participant or the participant’s beneficiary.

(k) Except as set forth in Sections 2.1 and 2.3 or under a Contract listed on Schedule 3.11(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

(l) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event that occurs at or prior to the Effective Time) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(m) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 3.12 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)(i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation

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of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (iv) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be likely to result in the Company and its Subsidiaries incurring Environmental Liabilities individually in the excess of $50,000 or in the aggregate in excess of $250,000.

(b) (i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as conducted on the date of this Agreement (“Environmental Permits”), (ii) there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

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(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

Section 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Also set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents any:

(i) Contract that contains a provision capable of being invoked that (A) is not terminable for convenience upon reasonable notice at no charge that purports to materially limit, curtail, restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) is not terminable for convenience upon reasonable notice at no charge that purports to grant any exclusivity, right of first refusal, right of first negotiation, most favored nation status or similar rights that materially restrict the Company or any of its Subsidiaries, or (C) imposes any liquidated damages or penalty clauses on the Company or any of its Subsidiaries, offsets from, or credits to, any other Person (other than service level credits provided pursuant to agreements with customers entered into in the ordinary course of business consistent with past practice);

(ii) Contract with any director, officer or other Affiliate of the Company other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(iii) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries or by which they may be obligated for the liabilities of another person;

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(iv) financial derivatives master agreement or confirmation or other agreement evidencing financial hedging or similar trading activities, other than Contracts relating to currency hedges or derivatives entered into in the ordinary course of business consistent with past practice;

(v) voting agreement;

(vi) except for Contracts listed in clauses (iii) and (iv) of Section 3.3 of the Company Disclosure Schedule, mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(vii) Contract with a supplier or provider of products or services that has required payments by the Company or any of its Subsidiaries of consideration (whether or not measured in cash) in the fiscal year 2007 or that is reasonably likely, based on the Company’s past experience, to require such payment of consideration in fiscal year 2008 (whether or not measured in cash) of greater than $500,000 but excluding any Contract that requires payment by the Company or any of its Subsidiaries on a time and materials basis;

(viii) Contract with a top thirty (30) customer of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof, including Contracts with any such customer involving software license, maintenance and/or services;

(ix) Contract which makes up the top ten (10) services agreement (excluding any fixed price services agreement) of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof;

(x) Contract which makes up the top ten (10) fixed price services agreement (excluding any services agreement required to be listed pursuant to Section 3.13(a)(ix)) of the Company and its Subsidiaries) of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof;

(xi) Contract which makes up the top eighty-five percent (85%) of all active subscription agreements for the Company’s Freight Matrix products measured by revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof;

(xii) “standstill” or similar agreement restricting the Company;

(xiii) agreement containing a provision capable of being invoked which relates to (A) the granting to the Company or any of its Subsidiaries of any license in or

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to any Intellectual Property owned by a third party that is used in any current standard or other product of the Company made generally available by the Company or is otherwise material to the Company, or (B) the granting by the Company or any of its Subsidiaries of any license to a third party in or to any Intellectual Property that are material to the Company, (except, in the case of each of clause (A) and clause (B), for any (1) licenses for commercial off-the-shelf software, (2) licenses with terms of use or service posted on a web site, (3) licenses for third party software generally available to the public, and (4) non-negotiated licenses of third party Intellectual Property that is embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only; and, in the case of clause (B), non-exclusive licenses to customers of the Company and its Subsidiaries in the normal and ordinary course of the day-to-day business of the Company and its Subsidiaries consistent with past practice);

(xiv) any agreement granting by the Company or any of its Subsidiaries any license to a third party to use any source code that is part of the Company Intellectual Property (except source code escrow arrangements for the benefit of customers and related agreements with customers of the Company and its Subsidiaries in the normal and ordinary course of the day-to-day business of the Company and its Subsidiaries consistent with past practice;

(xv) any reseller, distribution, alliance, collaboration, joint marketing or similar agreements that are material to the Company and its Subsidiaries;

(xvi) Contract (1) providing for (or imposing any material ongoing indemnification or other obligations of the Company or any of its Subsidiaries in connection with) the disposition or acquisition by the Company or any of its Subsidiaries of (A) any corporation, partnership or other entity or business or (B) any material amount of assets or rights outside the ordinary course of business consistent with past practice or (2) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than contracts or agreements under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(xvii) settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement or (C) settlement agreements entered into more than three years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); or

(xviii) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2 and the Contracts filed as exhibits to the Filed Company

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SEC Documents, each a “Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in material default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or received any notice of breach or default under any Material Contract which breach has not been cured.

Section 3.14 Title to Properties.

(a) The Company and its Subsidiaries (i) have good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) have good and valid leasehold interests (subject to customary subordination provisions) in all real property leased or subleased by them which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis. Each parcel of real property leased or subleased by the Company and its Subsidiaries is listed on Section 3.14(a) of the Company Disclosure Schedule.

(b) The tangible assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date of this Agreement) are in good operating condition and repair (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices.

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Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the valid right to use, all Intellectual Property and other intellectual property rights and computer programs that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, “Company Intellectual Property”). Section 3.15(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all registered Company Intellectual Property that is the subject of a registration or application with any Governmental Authority owned by, or filed in, the name of the Company or any of its Subsidiaries (“Registered Company Intellectual Property”), which list identifies the jurisdiction in which such Registered Company Intellectual Property was issued and/or where the application or registration was filed and the date of issuance, registration or application.

(b) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, nor, to the Knowledge of the Company, are there any facts which could give rise to any claim of infringement, unauthorized use, misappropriation or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries. The conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, violate or misappropriate any Intellectual Property of any Person, other than the rights of any Person under any Patents, and, to the knowledge of the Company, the operation of the Company’s business as now conducted does not infringe any Patents of any Person. The Company and its Subsidiaries are the sole and exclusive owners (except for co-ownership rights set forth in Section 3.15(h) of the Company Disclosure Schedule in certain software jointly developed with or for customers or other third parties in the ordinary course of the Company’s business consistent with past practice) of, or have a valid right to use, sell and license, as the case may be, in each case free and clear of any Liens to which the Company or any of its Subsidiaries are subject or by which their respective properties are subject, all Company Intellectual Property used, sold or licensed by the Company and its Subsidiaries (free and clear of any Liens with respect to any Company Intellectual Property owned by Company and to the Knowledge of the Company, free and clear of any Liens with respect to any Company Intellectual Property licensed to the Company by another Person), as applicable, in the business of the Company and its Subsidiaries as presently conducted and as currently contemplated to be conducted. The Company has not received written notice of any judgment, order, writ, stipulation or decree, by which its assets are bound, that (i) restrict in any manner the use, transfer or licensing of any Company Intellectual Property or (ii) affect the validity, use or enforceability of any Company Intellectual Property owned by Company or to the knowledge of the Company, any Company Intellectual Property that is licensed to the Company.

(c) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

(d) There are no actions that are required to be taken by the Company or any of its Subsidiaries within ninety (90) days of the date of this Agreement with respect to registered Company Intellectual Property that, if not taken will have a material adverse effect on any registered Company Intellectual Property or the prosecution of applications or registrations relating thereto.

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(e) Section 3.15(e) of the Company Disclosure Schedule list all Software that is distributed by the Company and its Subsidiaries on the date hereof and that, to the Knowledge of the Company, uses, incorporates or has embedded in it any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (each, an “Open Source License”) (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like) (collectively, “Open Source Software”), and the license applicable to such Open Source Software. There is no use of any Open Source Software by the Company or any of its Subsidiaries that requires or would reasonably be expected to require, or conditions, or would reasonably be expected to condition, the: (i) distribution of any Software owned by the Company or its Subsidiaries under any Open Source License; or (ii) disclosure, licensing or distribution of any source code of any Software owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all license agreements applicable to the Open Source Software listed in Section 3.15(e) of the Company Disclosure Schedule.

(f) The policies and procedures of the Company and its Subsidiaries provide that each employee or independent contractor of the Company or any of its Subsidiaries enter into a written agreement ensuring that all Intellectual Property developed by such Persons is owned exclusively by the Company and its Subsidiaries, and to the Knowledge of the Company, except as set forth on Section 3.15(f) of the Company Disclosure Schedule, each employee or independent contractor of the Company or any of its Subsidiaries has entered into such a written agreement in each case pursuant to the form of such agreement made available to Parent or pursuant to a substantially similar form of agreement. To the Knowledge of the Company, no such consultant, independent contractor or employee is in breach of his, her or its obligations pursuant to any such agreement.

(g) The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of all Trade Secrets used by them, and no Trade Secrets of the Company or its Subsidiaries have been disclosed without a written non-disclosure or confidentiality agreement in effect with the recipient of the Trade Secrets. Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, there have been no disclosures of the source code to any Software owned by the Company or its Subsidiaries other than pursuant to the terms of a confidentiality agreement in effect with the recipient of the Software source code. Section 3.15(g) of the Company Disclosure Schedule also includes a list of all source code escrow arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the source code of any Software owned by the Company or its Subsidiaries was placed in escrow for the benefit of another Person.

(h) Section 3.15(h) of the Company Disclosure Schedule sets forth a complete list of those Contracts to which the Company or any of its Subsidiaries (i) grants an explicit covenant not to sue, explicit covenant not to assert or other explicit immunity from suit under any current or future Intellectual Property; (ii) is involved in any joint development of any

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Company Intellectual Property resulting in joint ownership of the Company Intellectual Property developed pursuant thereto; (iii) by which the Company or its Subsidiaries grants or transfers, or otherwise confers any ownership right or title to any Company Intellectual Property (including, but not limited to, any derivative works, modifications or enhancements to the Company Intellectual Property, whether created by the Company or any other Person); (iv) by which the Company or a Subsidiary is assigned or granted an ownership interest in any Intellectual Property other than agreements with employees and contractors that assign or grant to the Company ownership of any Intellectual Property developed in the course of providing services by such employees and contractors; and (v) under which the Company grants or receives an option or right of first refusal relating to any Intellectual Property.

(i) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Company or its Subsidiaries to any Person, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit access or to disable or erase software, hardware or data without the consent of the user.

(j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, (i) the Software made designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person conforms and complies in all material respects with the terms and requirements of any applicable warranty and the agreement related to such Software; (ii) no customer or other Person has asserted or threatened in writing to assert any claim against the Company during the period beginning three (3) years from the date hereof (A) under or based upon any warranty provided by or on behalf of the Company, or (B) under or based upon any other warranty relating to any Software made available by the Company; and (iii) each currently generally available Software product made available by the Company was free of any material design defect or other material defect or deficiency at the time it was sold or otherwise made available. All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and the agreement related to such services and with all applicable legal requirements. Except for maintenance releases required by Company’s standard form warranty and maintenance provisions, Schedule 3.15(j) of the Company Disclosure Schedules lists all of the Company’s and its Subsidiaries’ fixed fee agreements as of June 30, 2008 for which the Company has recorded a loss reserve in accordance with GAAP, (2) to the Company’s Knowledge, all fixed fee agreements for the period beginning July 1, 2008 and ending on the date hereof which would reasonably be likely to result in the Company having to record a loss reserve in accordance with GAAP for such period, (3) contractual or other obligations as of June 30, 2008 to any third party that will require the use of the Company’s product development staff to develop new Software or to provide modifications, upgrades, new versions or enhancements to existing Software and (4) to the Knowledge of the Company for the period beginning on July 1, 2008 and ending on the date hereof, contractual or other obligations to any third party that will require the use of the Company’s product development staff to develop new Software or to provide modifications, upgrades, new versions or enhancements to existing Software. The Company has not agreed to provide vendor financing with respect to the sale or licensing of any products or services made available by the Company. No product liability claims have been threatened in writing or filed against the Company related to any product or service made available by the Company.

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(k) The Company is not and has never been, and no previous owner of any Company Intellectual Property now owned by the Company was during the duration of their ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or the previous owner to grant or offer to any other Person any license or right to such Company-owned Company Intellectual Property, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by the Company after the date of this Agreement.

(l) No funding, facilities or personnel of any governmental entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned by the Company in such a way as to grant or give such governmental entity any right or claim to such Company-owned Company Intellectual Property.

(m) No college, university or other educational institution, nor any students, professors, fellow, interns or other Person affiliated with a college, university or other education institution, were involved in the development of any Company Intellectual Property owned by the Company in such a way as to grant or give any of the foregoing any right or claim on any such Company Intellectual Property.

(n) The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent’s right, title or interest in or to any Intellectual Property owned by or licensed to the Company. The Company has no obligations to pay any additional royalties, license fees or other amounts or provide or pay any other consideration to any Person under any Contract respecting Intellectual Property licensed to the Company by another Person or otherwise by reason of this Agreement or the transactions contemplated herein

(o) The collection, use, transfer, import, export, storage, disposal, and disclosure by the Company and its Subsidiaries of personally identifiable information, or other information relating to persons protected by Law, has not violated any applicable U.S. or foreign Laws relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”) in a manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January l, 2006, the Company and its Subsidiaries have complied with, and is presently in compliance with, its privacy policies, which policies comply with all Data Laws, except where any non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of the Company threatened against, the Company or any of its Subsidiaries by any Governmental Authority, or by any Person respecting the collection, use, transfer, import, export, storage,

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disposal, and disclosure of personal information by any Person in connection with the Company, its Subsidiaries, or their respective business. To the Knowledge of the Company, since January 1, 2006 there have been no material security breaches compromising the confidentiality or integrity of such personal information.

(p) The Company has not received any written notice that any current or prior director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries claims or has a right to claim an ownership interest in any Company Intellectual Property or any remuneration or other payments aside from salary or other compensation already paid by the Company as a result of having been involved in the development or licensing of any such Company Intellectual Property while employed by or consulting to the Company or its Subsidiaries. In those jurisdictions that require the payment of specific remuneration for the development of Intellectual Property, the Company has made the required remuneration payments or has a policy and procedure for making such payments (which policy or procedure has been provided to Parent in writing). In those jurisdictions that recognize Moral Rights, the Company has obtained written waivers, consents or agreements from each of the holders of such Moral Rights whereby such holders will not, at any time, assert such Moral Rights against the Company. For purposes of this Agreement, “Moral Rights” shall mean collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

Section 3.16 Insurance. All material insurance policies of the Company and its Subsidiaries (the “Policies”) are in full force and effect and are listed on Schedule 3.16 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.

Section 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of J.P. Morgan Securities Inc. (the “Financial Advisor”) dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such stockholders (the “Fairness Opinion”). The Company has furnished to Parent a correct and complete copy of the Fairness Opinion. The Company has obtained the authorization of the Financial Advisor to include a copy of its Fairness Opinion in the Company Proxy Statement.

Section 3.18 Brokers and Other Advisors. Section 3.18 of the Company Disclosure Schedule identifies each broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the

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reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, and the fees and expenses of such Persons will be paid by the Company. The Company has made available to Buyer a true, complete and correct copy of the Company’s engagement letter with any Person identified in Section 3.18 of the Company Disclosure Schedule.

Section 3.19 Anti-Takeover Statutes. The Company has taken all necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company inapplicable to this Agreement and the Transactions.

Section 3.20 Company Rights Agreement. The Company has taken all actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as the result of this Agreement and the Transactions and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

Section 3.21 Related Party Transactions. Except as set forth in Schedule 3.21 of the Company Disclosure Schedule or the Filed Company SEC Documents, there are no Material Contracts between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.22 Company Convertible Notes. To the Company’s Knowledge, after consultation with the trustee of the indenture pursuant to which the Convertible Notes were issued, as of the Measurement Date, Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of all beneficial owners of the Convertible Notes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

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Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all requisite corporate approvals and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require any consent, approval or other authorization of, or filing with or notification to any person under, materially violate, conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii), (iii) or (iv), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Exchange Act and the rules of the NASDAQ Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents,

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approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub relating to Parent or Merger Sub and specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of such Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Financing. Parent has delivered to the Company true and complete copies of the commitment letter, dated as of August 10, 2008, between Parent, Credit Suisse, Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC (together, the “Lenders”), pursuant to which the Lenders have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of, inter alia, funding the transactions contemplated by this Agreement (the “Financing Commitment”). Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid as of the date hereof. The Financing Commitment has not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitment has not been withdrawn or rescinded in any respect. The Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of Parent. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing required to be satisfied by Parent and Merger Sub, other than as expressly set forth in the Financing Commitment. Assuming the accuracy of the representations and warranties set forth in Section 3.2 and the existence of at least $215 million of available, unrestricted cash on hand with the Company, upon consummation of the Debt Financing, the net proceeds contemplated by the Financing Commitment will, in the aggregate, be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration, aggregate Option Consideration (the “Aggregate Option Consideration”) and aggregate RSU Consideration (the “Aggregate RSU Consideration”) (and any other repayment or refinancing of debt or preferred stock contemplated by this Agreement or the Financing Commitment) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Financing Commitment and neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent on the Closing Date.

Section 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar

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fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than Citigroup Global Markets Inc., whose fees shall be paid by Parent).

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file the Proxy Statement with the SEC. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect to the Proxy Statement as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement and clearance by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and, if required, copies of the written opinion of the Financial Advisors referred to in Section 3.17. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a) (including consultation with Parent), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. The Company will

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(a) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) subject to Section 5.3(c), take all other reasonable action necessary to secure the Company Stockholder Approval.

Section 5.2 Conduct of Business of the Company. Except as expressly required by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts, under the circumstances, to maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly required by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which consent will not be unreasonably withheld or delayed):

(a)(i) authorize for issuance or issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of Options and RSUs that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than regular semi-annual dividends in cash or in kind on the Series B Preferred Stock at the rate of $25 per share per annum); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under any provision of the Company Stock Plans or any agreement evidencing any outstanding Option, RSU or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement, and except that the Company shall take such action as are necessary to comply with Section 2.3 hereof;

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) standby letters of credit under the

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Company’s existing credit agreement listed on Section 3.13(a) of the Company’ Disclosure Schedule to the extent required by Laws, provided that the Company shall have provided Parent with prompt notice of the issuance of such standby letters of credit, and (B) borrowings from the Company by a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c) sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of Subsidiaries) to any Person, except (A) sales and non-exclusive licenses of products and services to customers in the ordinary course of business consistent with past practice, (B) dispositions of excess equipment or obsolete or worthless assets or sales of properties or assets (excluding securities of Subsidiaries) in an amount not in excess of $100,000 in the aggregate;

(d) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

(e) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(f) other than in the ordinary course of business consistent with past practice, enter into, terminate or amend (other than immaterial amendments) any Material Contract;

(g) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, or enter into or make any loans or advances to directors, officers or employees (other than advances in the ordinary course of business consistent with past practice) other than (i) as required pursuant to applicable Law or the terms of any employment agreement or Company Plan existing as of the date of this Agreement, (ii) increases in salaries, wages and benefits of employees (but not officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iii) taking any such actions in connection with the hiring and termination of employees (other than officers, as such term is used in Rule 16a-1(f) of the Exchange Act) in the ordinary course of business consistent with past practice;

(h) make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may

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be required by GAAP, the SEC, the Internal Revenue Service or applicable Law (including published Tax guidance) or such changes in practices as may be made in connection with the Company’s efforts to enhance its and its Subsidiaries’ internal controls over financial reporting;

(i) amend the Company Charter Documents or the Subsidiary Documents;

(j) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(k) waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages by the Company and its Subsidiaries not in excess of $100,000 in the aggregate and that do not impose equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(l) enter into any license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practices;

(m) permit any material item of Company Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public;

(n) make capital expenditures in any fiscal quarter in excess of $100,000; or

(o) agree, in writing or otherwise, to take any of the foregoing actions or, subject to Section 5.3, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

Section 5.3 No Solicitation by the Company; Etc.

(a) The Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, and shall use reasonable best efforts to cause its and its Subsidiaries’ non-officer employees to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. The Company and its Subsidiaries shall not, and the Company shall not knowingly authorize or permit its Representatives to, and shall not knowingly authorize or permit its and its Subsidiaries’ non-officer employees to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information or providing assistance) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to or otherwise cooperate with or assist, any third party regarding any Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any letter of intent or agreement related to

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any Takeover Proposal; provided, however, that if after the date hereof the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof and the Board of Directors (or a committee thereof) of the Company determines in good faith after consultation with outside legal counsel (i) that such Takeover Proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person is a party to or enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the then applicable terms of the Confidentiality Agreement) and which shall permit the Company to comply with the terms of this Section 5.3, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including solicitation of a revised Takeover Proposal) and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Company shall take all action necessary to enforce, and shall not waive or amend, each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent); provided, however, that the Company may waive any standstill or similar agreement and permit a proposal to be made if the Board (or committee thereof) determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duty under applicable law. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent no later than twenty-four hours after receipt by an officer or director of the Company, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall notify Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly (within twenty four hours) keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) qualify, withdraw or modify, in a manner adverse to Parent, or propose publicly to qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or

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propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, prior to the time that the Company Stockholder Approval has been obtained (but in no event after obtaining the Company Stockholder Approval) (x) the Board of Directors of the Company (or committee thereof) may make an Adverse Recommendation Change if the Board of Directors (or committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company’s stockholders under the applicable law, and, with respect to any recommendation of a Takeover Proposal, the Board (or committee thereof) determines in good faith that such Takeover Proposal constitutes a Superior Proposal, and (y) if the Company receives an unsolicited, bona fide written Takeover Proposal that the Board of Directors (or committee thereof) determines in good faith constitutes a Superior Proposal, the Board of Directors (or committee thereof) may, in response to such Superior Proposal after the expiration of the three business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company (or any committee thereof) is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept, attaching the most current version of such agreement to such Notice and the other information required by Section 5.3(b) (which information shall be updated on a current basis), and only if at the end of such three business day period, after taking into account any revised terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company (or committee thereof) has again in good faith made the determination referred to above in this clause (y).

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the Company

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Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means an unsolicited, written Takeover Proposal made by a third party, which is on terms and conditions which the Board of Directors of the Company (or committee thereof) determines in its good faith judgment (after consultation with the Financial Advisor or another financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view (taking into account all terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and financial terms, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn), except that the reference to “20%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after receiving the advice of outside counsel, that failure to so disclose such position would be inconsistent with applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement.

Section 5.4 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with

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any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences. To the extent permitted by Law, Parent shall have the right to direct all matters relating to compliance with Competition Laws in connection with any Transaction.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party under any Competition Laws challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to, and the Company shall not, without Parent’s prior written consent, propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries (any such event, a “Burdensome Condition”).

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

(e) The Company shall not take any action that would result in any state takeover statute or similar Law becoming applicable to any of the Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

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(f) For purposes hereof, “Competition Laws” means the HSR Act, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including any Foreign Antitrust Laws.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter and prior to the Effective Time, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law (including, without limitation, as permitted by Section 5.3(e)) or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors as permitted by and in accordance with Section 5.3.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws) and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of the Company’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to provide access to any item that contains confidential information the Company is obligated to any third party to maintain the confidentiality of.

(b) Except for disclosures permitted by the terms of the Confidentiality Agreement dated as of December 12, 2007 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and Parent’s Representatives shall hold information received from the Company pursuant to this Section 5.6

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in confidence in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect following execution (or termination) of this Agreement.

(c) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent’s rights under Articles I, VI and VII of this Agreement.

Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.2(b) or 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s criminal conduct or fraud.

(b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and

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indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, the Surviving Corporation may fulfill its obligation to provide insurance under this Section 5.8(b) by obtaining a prepaid “tail” policy of at least the same coverage and amounts containing terms and condition which are, in the aggregate, no less favorable to the insured than the existing policy, and maintaining such “tail” policy in full force and effect for a period of at least six (6) years.

(c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. The Company shall give Parent prompt written notice of, and the opportunity to participate in, the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 5.10 Fees and Expenses. Whether or not the Merger is consummated, and except as otherwise contemplated under Section 7.3 of the Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses; provided, however, that Company and Parent shall share equally (a) the filing fee of Parent’s pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or Company in seeking approvals under all other applicable Antitrust Laws, and (b) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto).

Section 5.11 Employee Benefits.

(a) Without limiting the provisions of Section 5.11(d) hereof, for a period of time of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each employee who continues employment with the Surviving Corporation (a “Continuing Employee”) with combined aggregate pay (which shall include rates of base salary

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or wages and annual bonus opportunities) and employee benefits that are comparable to the pay and benefits provided to similarly situated employees of Parent or its Affiliates, provided that for such purposes of this covenant, stock options and other equity awards shall be disregarded.

(b) Continuing Employees shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such Continuing Employees, under (i) all employee benefit plans, programs, policies and fringe benefits (other than stock option and other equity award programs) arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave, except, in each case, as would result in a duplication of benefits. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, and without regard to whether ERISA applies thereto) in which Continuing Employees participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations. In addition, to the extent permissible under the terms of such plan, if the effective time at which a Continuing Employee participates in any such plan falls within an annual period of coverage under such plan, each Continuing Employee shall be given credit for covered expenses paid by that Continuing Employee and his or her dependents under comparable Company plans during the applicable coverage period through such effective time toward satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that plan of the Surviving Corporation and its Subsidiaries.

(c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment, severance or retention agreement (including the establishment and funding of any related rabbi trust) listed in Section 3.11(a) of the Company Disclosure Schedule.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

(e) Effective no later than the last day of the payroll period immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (collectively, the “401(k) Plans”) unless Parent provides written notice to the Company that any 401(k) Plan shall not be so terminated. Unless Parent provides such written notice to the Company, no later than seven (7) business days prior to the Closing Date, the Company shall provide to Parent (i) copies of duly adopted resolutions by the Company’s Board of Directors authorizing the termination of such 401(k) Plans and (ii) with respect to each 401(k) Plan, an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent.

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(f) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 5.11 and nothing herein shall be construed as an amendment to any Company Plan for any purpose.

Section 5.12 Convertible Notes. Parent acknowledges that the consummation of the Merger will constitute a “Fundamental Change,” as such term is defined in Indenture dated as of November 23, 2005 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company N.A., as successor in interest to JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”).

(a) As soon as possible, after the date of this Agreement, the Company shall enter into a supplemental indenture with the Trustee in form agreed to by Parent (the “Supplemental Indenture”) to be effective at the Effective Time. The Supplemental Indenture shall, among other things, amend the Indenture to remove the Indenture Covenants (as defined in the Consent and Conversion Agreement).

(b) As soon as reasonably practical after the date hereof, the Company shall provide to each holder of the outstanding Convertible Notes a Consent and Conversion Agreement, in the forms agreed to by Parent and the Company and substantially similar to the Consent and Conversion Agreement dated as of even date herewith between the Company and Highbridge International LLC, (together, the “Consent and Conversion Agreements”). The Consent and Conversion Agreements shall provide, among other things, (i) for the payment upon conversion of a Note of the sum of the Conversion Obligation, the Consent Premium (both as defined in the Consent and Conversion Agreement), accrued but unpaid interest on such Convertible Notes and the Make Whole Premium (as defined in the Indenture) (together, the “Conversion Price”) for such Note, (ii) the acknowledgement and agreement of such holders to the removal and deletion of each of the Indenture Covenants from the Indenture effective automatically upon the conversion of such holder’s Convertible Notes, and (iii) for the sale of the Warrants held by such holder to the Company effective as of the Effective Time for the price for the Warrants set forth in the applicable Consent and Conversion Agreement. The Company shall ensure that the price paid for any Note shall not exceed the Conversion Price for such Note. The conversion of the Convertible Notes (and any payments in connection with such conversion) shall be conditioned on the occurrence of the Closing. Prior to the Effective Time, the Company shall take all steps reasonably necessary upon consultation with Parent to obtain the Supplemental Indenture and to complete the conversion of the Convertible Notes surrendered pursuant to the Consent and Conversion Agreements. The Company shall not, without the consent of Parent, waive any condition to the Consent and Conversion Agreements or make any changes to the Consent and Conversion Agreements other than as agreed between Parent and the Company.

(c) Promptly after the date of this Agreement, the Company shall use commercially reasonable efforts to prepare all other necessary and appropriate documentation required by the Indenture in connection with the transactions contemplated herein (collectively, the “Note Documents”), and such Note Documents shall comply as to form and substance with applicable legal requirements, including, but not limited to, the requirements under the Indenture.

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The Company shall, and shall cause its Subsidiaries to, use its and their reasonable commercial efforts to have its and their Representatives to provide such cooperation to Parent as Parent may reasonably request in connection with the Note Documents and the conversion of the Convertible Notes. All Note Documents and mailings to the holders of the Convertible Notes in connection with the transactions contemplated herein shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them.

(d) Following the Closing and to the extent any Convertible Notes remain outstanding, Parent shall use commercially reasonable efforts to cause the Surviving Corporation to assume and discharge the obligations of the Company under the Indenture and the Supplemental Indenture in accordance with the terms thereof, including the giving of any notices and making of any payments that may be required in connection with any repurchases or conversions of Convertible Notes occurring as a result of such Fundamental Change, and the Company shall assist Parent and the Surviving Corporation in assuming such obligations of the Company.

Section 5.13 Warrants. Parent acknowledges that the consummation of the Merger will constitute a “Change of Control,” as such term is defined in the Warrants. Prior to the Effective Time, the Company shall take all commercially reasonable actions to provide for the (i) Company’s purchase of the Warrants at the Effective Time for the price for the Warrants set forth in the applicable Consent and Conversion Agreement, (ii) the cancellation of all the outstanding Warrants effective upon the Effective Time and (iii) all such other action that Parent may reasonably request, including the giving of any notices, in connection with any purchases of the Warrants in connection with such Change of Control in accordance with the terms thereof.

Section 5.14 Debt Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Financing Commitment, including commercially reasonable efforts to (i) maintain in effect the Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Financing Commitment or consistent in all material respects with the Financing Commitment, and (iv) consummate the Debt Financing at or prior to the Closing. Parent shall give the Company prompt notice (A) of any material breach by any party of the Financing Commitment of which Parent or Merger Sub becomes aware, (B) if and when Parent or Merger Sub becomes aware that any portion of the financing contemplated by the Financing Commitment will not be available to consummate the Transactions and (C) of any termination of the Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing or Alternative Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing or Alternative Financing (excluding any fee letters, engagement letters or other agreements that are confidential by their terms). If the Financing Commitment shall expire or terminate for any reason, Parent shall use its reasonable best efforts to promptly obtain, and will promptly provide the Company with a copy of, a new financing commitment that provides for an amount of financing sufficient to consummate the transactions

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contemplated hereby and other terms and conditions the aggregate effect of which is not materially adverse to Parent in comparison with those contained in the Financing Commitment as originally issued (an “Alternate Financing”). Any Alternate Financing may be made by the Lenders or other lenders that are parties to the Financing Commitment as originally issued or another bona fide lender or lenders acceptable to the Parent. Parent shall accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not materially adverse to Parent in comparison with those contained in the Financing Commitment as originally issued.

(b) The Company shall provide, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to provide on a timely basis, such reasonable assistance and cooperation in connection with the arrangement of the Debt Financing contemplated by the Financing Commitment (or Alternate Financing, as applicable) as may be reasonably requested by Parent, provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation shall include (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) providing due diligence materials to the parties to the Financing Commitment or other potential financing sources (including pursuant to an Alternate Financing) (iii) furnishing all financial statements and financial and other information that are customarily prepared by the Company and reasonably required in connection with such Debt Financing or Alternate Financing, as applicable, (iv) assisting Parent and its debt financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for such Debt Financing or Alternate Financing, as applicable, and materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its debt financing sources for such Debt Financing or Alternate Financing, as applicable, (vi) providing such other documents as may be reasonably requested by Parent in connection therewith, and (vii) facilitating the pledge of collateral (including the release of any Liens on the assets of the Company and its Subsidiaries) to secure the Debt Financing or Alternate Financing, as applicable, at and after the Closing; provided, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing or Alternate Financing, as applicable, prior to the Closing.

Section 5.15 Inventions Assignment. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain from each employee and independent contractor listed on Schedule 3.15(f) of the Company Disclosure Schedule a fully executed written agreement in a form acceptable to Parent providing that all Company Intellectual Property developed by such Persons is owned exclusively by the Company and its Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have obtained such fully executed agreements from such employees and independent contractors prior to the Effective Time shall be deemed to constitute a failure of the condition to the Merger set forth in Section 6.2(b).

Section 5.16 Product Review. Prior to the Effective Time, the Company shall respond promptly to Parent’s reasonable requests for information concerning the Company’s use of Open

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Source Software (including providing descriptions of whether and how the Open Source Software is or was used, modified and/or distributed) and shall use commercially reasonable efforts to take such actions as reasonably requested by Parent to address issues identified by Parent arising from the results of the scan of the currently-supported release(s) of the Company’s Software at the request of Parent; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have completed the actions requested by Parent pursuant to this Section 5.16 prior to the Effective Time shall be deemed to constitute a failure of the condition to the Merger set forth in Section 6.2(b).

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under any applicable Competition Laws shall have expired or been terminated and all other approvals or consents required of any other Governmental Authority for the consummation of the Merger shall have been obtained.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b) and 3.3(d) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

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(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation in a manner that materially and adversely affects the value of the Company and its Subsidiaries taken as a whole, (iii) result in the imposition of a Burdensome Condition, or (iv) result in a Company Material Adverse Effect.

(e) Supplemental Indenture. Contemporaneously with the Effective Time, the Supplemental Indenture shall be duly and validly executed by each of the Company and the Trustee, shall be in full force and effect, shall be binding and enforceable against the holder of the outstanding Convertible Notes, and shall not have been modified, rescinded, terminated or superseded.

(f) Consent and Conversion Agreement. The Consent and Conversion Agreement dated as of August 10, 2008 by and between the Company and Highbridge International LLC shall be duly and validly executed by each of the parties thereto, shall be in full force and effect and binding on the parties thereto and shall not have been modified, rescinded, terminated or superseded.

(g) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as does not have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

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(c) Officer’s Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII.

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the six-month anniversary of execution of this Agreement (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on this Agreement; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts prior to

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the Outside Date and within twenty (20) business days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(i) until the earlier to occur of (1) the expiration of a twenty (20) business day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the Company ceasing to exercise reasonable best efforts to cure such breach or inaccuracy, provided that the Company continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if such breach or inaccuracy by the Company is cured within such twenty (20) business day period);

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(d) shall be in effect and shall have become final and nonappealable;

(iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have made an Adverse Recommendation Change or (B) shall not have rejected any bona fide publicly announced offer for a Takeover Proposal within ten (10) business days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to reject such offer for a Takeover Proposal);

(iv) if the Company (i) breaches any material obligations under Section 5.1 or Section 5.3, or the Board of Directors of the Company or any committee thereof shall resolve to do any of the foregoing;

(v) if a Company Material Adverse Effect shall occur and be continuing, provided that if such Company Material Adverse Effect is curable by the Company through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(v) until the earlier to occur of (1) the expiration of a twenty (20) business day period after delivery of written notice from Parent to the Company of such Company Material Adverse Effect, or (2) the Company ceasing to exercise reasonable best efforts to cure such Material Adverse Effect, provided that the Company continues to exercise reasonable best efforts to cure such Company Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(v) if such Company Material Adverse Effect is cured within such twenty (20) calendar day period); or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise

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of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(i) until the earlier to occur of (1) the expiration of a twenty (20) business day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent ceasing to exercise reasonable best efforts to cure such breach or inaccuracy, provided that Parent continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if such breach or inaccuracy by Parent is cured within such twenty (20) business day period);

(ii) at any time prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3(c); provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent); or

(iii) if the Effective Time shall not have occurred on or before the date required pursuant to Section 1.2 due to Parent’s or Merger Sub’s failure to effect the Closing in breach of this Agreement, and at the time of such termination (treating such date of termination as if it were the Closing Date) the conditions set forth in Sections 6.1 and 6.2 (other than the delivery by the Company of the officer’s certificate contemplated by Section 6.2(c)) have been satisfied or waived.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections 3.18, 5.6(b), 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or, subject to the limitations set forth in Section 7.3 and Section 8.8, any breach of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that (A) (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held) or Section 7.1(b)(iii), (y) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, Affiliates and Representatives (on behalf of Parent), shall have publicly announced (and shall not have withdrawn) an intention (whether or not conditional or withdrawn) to make a Takeover Proposal or such Takeover Proposal has otherwise become publicly known and (z) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to

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Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $15,000,000 in cash (the “Company Termination Fee”). Any payment required to be made pursuant to clause (A) of this Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of this Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to such section; and any payment required to be made pursuant to clause (C) of this Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) or 7.1(d)(iii),or by Parent or the Company pursuant to Section 7.1(b)(i) at a time when the Agreement could have been terminated by the Company pursuant to Section 7.1(d)(iii) then Parent shall pay to the Company a termination fee of $20,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent to be required to pay the Parent Termination Fee on more than one (1) occasion. If the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii).

(c) In the event that the Company shall fail to pay the Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, as the case may be, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such payment amount when due, such party shall also pay to such other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such payment amount. Each of the Company and Parent acknowledges that the payment amounts and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

(d) If this agreement is terminated by the Company pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), the Company’s right to receive payment of the Parent Termination Fee from Parent in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent or Merger Sub or any of their respective former, current or future stockholders, directors, officers, employees, representatives or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”) and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent shall also be obligated with respect to Section 7.3(c)).

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(e) Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages (inclusive of the Parent Termination Fee), shall be limited to an amount equal to the Parent Termination Fee plus any amounts that become due under Section 7.3(c) (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek (x) any Company Damage in excess of such amount, (y) any Company Damages in any amount if the Parent Termination Fee has been paid or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent and Merger Sub or any other Parent Related Parties in connection with this Agreement or the Transactions and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties, through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover the Parent Termination Fee or Company Damages subject to the Parent Liability Limitation, from Parent (but not any other Parent Related Party), in each case, subject to the Parent Liability Limitation and the other limitations described therein and herein. Subject to the limitations contained herein, recourse against Parent hereunder shall be the sole and exclusive remedy of the Company and its Affiliates against any other Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the Transactions.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10, 5.11 and 5.12 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.18, 5.6(b), 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

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Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent and/or Merger Sub may assign, in their sole discretion, any of or all their respective rights, interests and obligations under this Agreement to any Affiliate of Parent or to one or more financing sources for collateral purposes without the written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

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Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.3.

Section 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

JDA Software Group, Inc.

14400 N. 87th Street

Scottsdale, AZ 85260-3649

Attention: Hamish N. Brewer

Facsimile: 480.308.3001

with copies (which shall not constitute notice) to:

DLA Piper US LLP

1221 S. MoPac Expressway

Suite 400

Austin, TX 78746-7650

Attention: Paul E. Hurdlow

Facsimile: 512.457.7001

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and

DLA Piper US LLP

2000 University Avenue

East Palo Alto, CA 94303-2215

Attention: Diane Holt Frankle

Facsimile: 650.833.2001

If to the Company, to:

i2 Technologies, Inc.

11701 Luna Road

Dallas, TX 75234

Attn: John Harvey

Facsimile: 469.357.6893

with copies (which shall not constitute notice) to:

Munsch Hardt Kopf & Harr, P.C.

500 N. Akard Street, Suite 3800

Dallas, TX 75201-6659

Attn: A. Michael Hainsfurther

Facsimile: 214.978.4356

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

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Section 8.13 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Texas are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Option” means any Option issued under a Company Stock Plan.

“Company Stock Plans” means the following plans of the Company, as amended: (i) the 1995 Stock Option/Stock Issuance Plan, (ii) the 2001 Non-Officer Stock Option/Stock Issuance Plan and (iii) Aspect Development, Inc. 1992 Stock Option Plan.

“Data Room” means the secure on-line data room (or workspace) maintained by JP Morgan on behalf of the Company, and to which designated personnel of Parent have been given access, at Intralinks and designated as the workspace for “Project Igloo.”

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.

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“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” of any Person means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software.

“Knowledge” shall mean, (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Michael J. Berry, Pallab K. Chatterjee, John Harvey, Nancy Litzler, Aditya Srivastava, Surku Sinnadurai, Mark E. Trivette and Hiten D. Varia.

“Options” means options, warrants and other rights to acquire shares of Company Common Stock.

“Parent Material Adverse Effect” shall mean any change, event, occurrence, or state of facts that would reasonably be expected to prevent or materially hinder the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Parent Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, capital or financial markets (including public and private debt markets), political conditions in general, or the industry in which the Company operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes

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or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; and (2) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“RSU” means any award, or portion thereof, of restricted stock or restricted stock units, whether vested or unvested, made under a Company Stock Plan with respect to which the shares of Company Common Stock subject thereto have not been issued (and are not outstanding) prior to the Effective Date.

“Significant Subsidiary” has the meaning set forth in Rule 1-01(w) under Regulation S-X as promulgated by the SEC under the Exchange Act.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby.

The following terms are defined on the page of this Agreement set forth after such term below:

Section
401(k) Plans	5.11(e)
Adverse Recommendation change	5.3(c)
Aggregate Option Consideration	4.6

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Section
Aggregate RSU Consideration	4.6
Agreement	Preamble
Alternate Financing	5.14(a)
Certificate of Merger	1.3
Balance Sheet Date	3.5(d)
Bankruptcy and Equity Exception	3.3(a)
Burdensome Condition	5.4(c)
Certificates	2.2(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.11(j)
Common Stock Merger Consideration	2.1(c)
Common Stock Certificate	2.1(c)
Company	Preamble
Company Acquisition Agreement	5.3(c)
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Damages	7.3(d)
Company Disclosure Schedule	Article III
Company Intellectual Property	3.15(a)
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Company Termination Fee	7.3(a)
Competition Laws	5.4(f)
Confidentiality Agreement	5.6(b)
Consent and Conversion Agreements	5.12(b)
Contract	3.3(c)
Continuing Employee	5.11(a)
Conversion Price	5.12(b)
Convertible Notes	3.2(a)
D&O Insurance	5.8(b)
Data Laws	3.15(n)
Financing Commitment	4.6
Debt Financing	4.6
DGCL	1.1
Dissenting Shares	2.2(h)
DOJ	5.4(a)

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Section
Domestic Benefit Plan	3.11(a)
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.12(c)(i)
Environmental Liabilities	3.12(c)(ii)
Environmental Permits	3.12(b)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Fairness Opinion	3.17
Filed Company SEC Documents	3.5(d)
Financial Advisor	3.17
Financing Commitment	4.6
Foreign Antitrust Laws	3.4
Foreign Benefit Plan	3.11(a)
FTC	5.4(a)
Hazardous Materials	3.12(c)(iii)
Indemnitees	5.8(a)
Indenture	5.12
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Measurement Date	3.2(a)
Merger	Preamble
Merger Consideration	2.1(d)
Merger Sub	Preamble
Moral Rights	3.15(o)
Note Covenants	5.12(a)
Note Documents	5.12(c)
Notice	5.3(c)
Offer Documents	5.12(b)
Open Source License	3.15(d)
Open Source Software	3.15(d)
Option Consideration	2.3(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Liability Limitation	7.3(e)
Parent Related Parties	7.3(d)
Parent Termination Fee	7.3(b)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Permits	3.8(b)
Policies	3.16
Preferred Stock Merger Consideration	2.1(d)
Proceeding	8.14

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Section
Proxy Statement	3.4
Registered Company Intellectual Property	3.15(a)
Release	3.12(c)(iv)
Representatives	5.3(a)
Restraints	6.1(b)
RSU Consideration	2.3(c)
SEC	2.3(d)
Securities Act	3.1(b)
Series A Preferred Stock	3.2(a)
Series B Preferred Stock	2.1
Series B Preferred Stock Certificate	2.1(d)
SOX	3.5(c)
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(d)
Supplemental Indenture	5.12(a)
Surviving Corporation	1.1
Takeover Proposal	5.3(d)
Taxes	3.10(n)
Tax Returns	3.10(n)
Terminating Company Breach	7.1(c)(i)
Terminating Parent Breach	7.1(d)(i)
Trustee	5.12
Voting Agreements	Preamble
WARN	3.11(m)
Warrants	3.2(a)

Section 8.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the Transactions (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

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“without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For purposes of this Agreement, the Company shall be deemed to have “delivered,” “made available” or furnished any document or information if such document or information shall have been posted to the Data Room with notice delivered to Parent no less than two (2) Business Days prior to the execution of this Agreement and not subsequently removed.

[Signature page follows.]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

i2 TECHNOLOGIES, INC.

By:	/s/ Jackson L. Wilson Jr.
Jackson L. Wilson Jr.
Executive Chairman of the Board

JDA SOFTWARE GROUP, INC.

By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer

ICEBERG ACQUISITION CORP.

By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Execution Copy

SCHEDULE A

SIGNATORIES TO VOTING AGREEMENTS

Amalgamated Gadget, L.P.

Michael Berry

Stephen P. Bradley

Pallab K. Chatterjee

J. Coley Clark

Richard L. Clemmer

Steve Estrada

John Harvey

Richard L. Hunter

David L. Pope

Michael J. Simmons

Surku Sinnadurai

Aditya Srivastava

Hiten D. Varia

Lloyd G. Waterhouse

Jackson L. Wilson, Jr.